Exhibit (h)(4)

FORM OF CALCULATION AGREEMENT

This Calculation Agreement (“Agreement”) is entered into this ___ day of _________, 2012 (the “Effective Date”), by and between IndexIQ Active ETF Trust (the “Trust”), a Delaware statutory trust having an office at 800 Westchester Drive, Suite N-611, Rye Brook, New York 10573 and ___________ (“[Exchange]”), a _____________ having an office at __________________. (The Trust and [Exchange] each being a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Trust is a Delaware statutory trust registered with the United States Securities and Exchange Commission (“SEC”) as an open-end investment company;

WHEREAS, [Exchange] is registered with the SEC as a national securities exchange for the trading of equity securities, various derivative products, and exchange-traded funds (“ETFs”);

WHEREAS, the Trust has an order that would, among other things, permit the listing and trading of ETFs named “______________,” “______________,” “______________” and “______________” (each, a “Fund” and collectively, the “Funds”) on a national securities exchange in the United States; and

WHEREAS, the Parties now wish to enter into an agreement that sets forth the terms pursuant to which [Exchange] will calculate and disseminate the indicative intra-day value of the Funds while the Funds are listed for trading on [Exchange].

NOW, THEREFORE, in consideration of the mutual promises and covenants given herein, the Parties agree as follows:

Calculation and Dissemination Services

1.                  Provided that the Funds are not listed on a U.S. national securities exchange other than [Exchange], [Exchange] will calculate the indicative intra-day value (“IIV”) for the Funds in accordance with the methodology set forth in Exhibit A (the “Calculation Services”), and will disseminate the IIV every 15 seconds, during regular [Exchange] trading hours, through the facilities of the Consolidated Tape Association (“CTA”) (collectively, the “Dissemination Services”).

2.                  [Exchange] shall be permitted to utilize the services of a third party reasonably acceptable to the Trust for the performance of the Calculation Services (a “Third Party Pricing Service”), provided that [Exchange] shall remain responsible for the performance of such services. The Trust agrees that [___________________] is a third party acceptable to it for the performance of the Calculation Services. In the event that [Exchange] desires to change the Third Party Pricing Service, it shall notify the Trust as promptly as practicable in advance of the proposed change; provided, however, that [Exchange] shall not change the Third Party Pricing Service on less than 30 calendar days notice to the Trust.

Fees

3.                  The Trust shall pay [Exchange] (a) a one-time set up fee of $[ _______ ] (the “Initial Fee”) and (b) an annual fee of $[ _______ ] (the “Annual Fee”) for the performance of the Calculation Services and Dissemination Services (collectively, the “Services”). If [Exchange] utilizes a Third Party Pricing Service, [Exchange], and not the Trust, shall be responsible for payments to such party.

4.                  The Initial Fee shall be payable on the execution of this Agreement, and shall be non-refundable. The Annual Fee for the first year of the Services shall be payable within ten days of the initial listing of the Funds on [Exchange] (the “Listing Date”), and the Annual Fee for each subsequent year of the Services shall be payable within ten days of the anniversary of the Listing Date. In the event the Agreement is terminated, the Trust shall be entitled to a pro-rata reimbursement of the Annual Fee paid by the Trust for the then current year of Services.

Representations; Warranties; and Disclaimers

5.                  The Trust acknowledges and agrees that (a) [Exchange] may display the results of the trading of the Funds, the IIV and other product related data (“Product Data”) on or adjacent to its trading floor and may disseminate Product Data over CTA Network B or otherwise to news media and market data vendors and receive tape revenue or other compensation or consideration therefor and (b) the Trust shall not be entitled to receive or share any such tape revenue, compensation or consideration with respect to such display or dissemination of Product Data, or in any transaction charges relating to the trading of the Funds on [Exchange].

6.                  Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party (the “Indemnified Party”) against any and all judgments, damages, liabilities, costs, losses and expenses of any kind (including reasonable attorneys’ fees) (collectively, “Losses”) that may be incurred by the Indemnified Party in connection with any investigation, administrative or judicial proceeding, brought or threatened (collectively, a “Claim”), arising out of or relating to any breach by the Indemnifying Party of this Agreement or any grossly negligent or intentional act or other violation of law by the Indemnifying Party, its personnel, agents or subcontractors.

7.                  THE TRUST, [EXCHANGE] AND THEIR AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, TO EACH OTHER OR OTHERWISE, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE

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USE OF THE FUNDS OR AS TO ANY PRODUCT RELATED DATA INCLUDED THEREIN, OR AS TO ANY OTHER USE. THE TRUST, [EXCHANGE] AND THEIR AFFILIATES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE FUNDS OR ANY PRODUCT RELATED DATA INCLUDED THEREIN.

8.                  [Exchange] does not guarantee or make any warranty or representation with respect to the accuracy or completeness of the data on which the calculations of IIV are based, or of the calculations of IIV themselves. [Exchange] will exercise its best efforts to correct or cause to be corrected any error or omission in the calculation of IIV and to minimize any delays in the computation or dissemination thereof. Except for the cost of correcting any error or omission in the calculation of IIV, the Trust agrees that neither [Exchange] nor any Third Party Pricing Service shall be liable for, and the Trust shall make no claim against [Exchange] or any Third Party Pricing Service with respect to any error, omission, or delay in the Calculation Services or the Dissemination Services, including, but not limited to, any such error, omission, or delay (a) resulting from an act, condition, or cause beyond the reasonable control of [Exchange] or any Third Party Pricing Service, or (b) alleged to be attributable to negligence on the part of [Exchange] and/or its agents or any Third Party Pricing Service.

9.                  In no event shall either Party have any liability to the other Party for any special, punitive, indirect, or consequential damages (including lost profits) arising from or relating to this Agreement, even if expressly notified of the possibility of such damages.

10.              Each Party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance will not violate any laws, regulations or agreements applicable to it.

11.              In the course of performing services pursuant to this Agreement, each of the Parties may obtain or be given access to certain confidential and/or proprietary data, records, materials, information and trade secrets relating to the other Party’s business operations, strategic plans, portfolio management strategies and other confidential matters (“Confidential Information”). Such Confidential Information, including the terms of this Agreement, is of a highly sensitive nature, representing special, valuable and unique commercial assets, and its disclosure and/or unauthorized or improper use would be materially damaging. Each Party and its employees and agents will hold in strict confidence and trust all such Confidential Information of the other. Each Party will not, directly or indirectly, disclose any of the Confidential Information or make it available to any third party or use it for its benefit or the benefit of any third party, except as provided in this Agreement, or unless specific written authorization is received from the Party whose Confidential Information is involved. Each Party agrees not to make copies of any such Confidential Information except as required in the course of performing services hereunder. Each Party will not disclose the Confidential Information to any of its employees or agents, except those with a need to know for the purpose of performing the

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above-referenced services and then, only to the extent required. Neither Party shall have any obligations under this paragraph with respect to any information that: (a) is already known at the time of disclosure, free of restriction; (b) is or becomes publicly known without breach of this or any other agreement; (c) is rightfully received from a third party without restriction or breach of this Agreement; (d) is independently developed by such Party without use of any Confidential Information of the other; or (e) is required to be disclosed to any governmental agency or is required by any subpoena or summons, order or judicial process; provided that the Parties will avail themselves of all commercially reasonable, legally available confidentiality procedures to limit the scope, nature and extent of required disclosure and impose confidentiality obligations as permitted by law or regulation upon those to whom any Confidential Information is disclosed. Notwithstanding the foregoing, a Party may disclose the terms of this Agreement, but not any other Confidential Information, without the consent of the other Party, to lenders or prospective lenders or potential purchasers of or investors in all or any portion of the stock or assets of a Party (“Permitted Parties”); provided, however, that all Permitted Parties to which the terms of this Agreement are disclosed shall be informed in writing that such terms are confidential pursuant to the terms of this Agreement, and the Party disclosing the terms to a Permitted Party shall be responsible for any breach of the confidentiality obligations of this Agreement by such Permitted Party.

Term and Termination

12.              This Agreement will become effective on the Effective Date, and will continue in full force and effect until two years from the Listing Date, and thereafter will renew automatically on the same terms for three successive terms of one year unless the Trust provides sixty (60) calendar days prior written notice of its intent to terminate at the end of the then-current term, for a total of [____] years from the Listing Date (the “Term”), unless terminated earlier as provided in Paragraphs 13 and 14 below.

13.              In the event of a breach of any of the material terms or conditions of this Agreement by either Party, the non-breaching Party, may terminate this Agreement by giving thirty (30) calendar days prior written notice to the breaching Party of its intent to terminate, which notice shall specify the nature of the alleged breach, and such notice shall be effective on the date specified therein for such termination unless the breaching Party shall correct such breach to the reasonable satisfaction of the other party within the notice period.

14.              The Trust may terminate this Agreement upon thirty (30) calendar days prior written notice to [Exchange] if the Trust, at its sole discretion, decides to close the Funds.

General Provisions

15.              This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns.

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16.              Neither Party shall bear any responsibility or liability for any losses arising out of any delay in or interruption of the performance of its obligations under this Agreement due to any act of God, fire, civil strife, labor dispute, governmental or regulatory directive, judicial decree, or other similar act or condition beyond the reasonable control of the Party so affected.

17.              This Agreement may not be assigned by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, any Party may assign this Agreement in whole or in part upon prior notice to the other Party, without obtaining the consent of the other Party, to any affiliate or successor in interest. Any attempted assignment by a Party requiring the consent of the other Party which is made without such consent shall be null and void.

18.              This Agreement constitutes the entire agreement of the Parties hereto with respect to its subject matter and supersedes in full any previous oral or written agreements between the Parties with respect to the subject matter hereof. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

19.              No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding on any Party unless in writing signed by duly authorized officers of all Parties. No waiver by either Party of any breach by the other Party of any provision of this Agreement shall be construed as a waiver of that provision or any other provision on any other occasion.

20.              All notices and other communications under this Agreement shall be in writing and shall be delivered by hand, recognized overnight carrier or by facsimile transmission. Notices and other communications shall be deemed given upon receipt at the address and facsimile number set forth below or such other address or number as each Party will specify by written notice to the other Party.

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Notices to the Trust:	INDEXIQ ACTIVE ETF TRUST
800 Westchester Drive
Suite N-611
Rye Brook, New York 10573

Notices to [Exchange]:	[EXCHANGE]
[ ]
[ ]
[ ]

21.              The relationship of the Parties hereto will be that of independent contractors. Nothing herein will be construed to create any partnership, joint venture, or similar relationship, or to subject the Parties to any implied duties or obligations respecting the conduct of their affairs that are not expressly stated herein.

22.              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions. The United States District Court for the Southern District of New York or, if that Court lacks or declines to exercise jurisdiction, the Supreme Court of the State of New York, New York County, shall have exclusive jurisdiction of any action arising out of or relating to this Agreement, and each of the Parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either Court, or to in personam jurisdiction, provided that service is effective.

23.              In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

24.              This Agreement may be executed in counterparts, and when each Party has signed and delivered at least one counterpart, each counterpart shall be deemed all original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first above written:

INDEXIQ ACTIVE ETF TRUST

By: ______________________________

Name:

Title:

[EXCHANGE]

By: ______________________________

Name:

Title:

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SCHEDULE A

(Methodology for Calculation of IIV)

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